Exhibit 99.1
PRESS RELEASE
For immediate release
TRICO REPORTS 2010 FIRST QUARTER RESULTS
THE WOODLANDS, TX, May 6, 2010 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the first quarter of 2010 of revenues of $96 million and adjusted EBITDA of negative $1.1 million, compared to prior quarter revenues of $151 million and adjusted EBITDA of $3.5 million.
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “As we have previously indicated, the results of our first quarter reflect the seasonal weakness in our business associated with the winter months especially in the North Sea. Looking ahead to the remainder of 2010, we are encouraged by some positive signs in the markets in which we operate, including increased utilization in our subsea segments and a quarter over quarter increase in our tender book.”
The primary reason for the reduction in revenues was lower utilization in our Subsea Services and Subsea Protection and Trenching divisions, including but not limited to curtailed spending for most of the quarter on one of three vessels by our largest Subsea Services customer. Despite a reduction in revenues by $55 million, proactive management of costs, especially in terms of vessels chartered in at DeepOcean, mitigated over 90% of this decrease.
The Company continued to reduce its exposure to the North Sea spot market Towing and Supply sector with the sale of the Northern Corona in April with proceeds of $16 million which was used to pay down debt.
Market Outlook
We are encouraged by recent market developments in our Subsea Services segments where 80% of the days in the second quarter are currently under contract with opportunities for increased utilization in the remainder of the quarter.
Our backlog is currently over $500 million, of which over $400 million is in our Subsea Services segments, and the tender book in our Subsea Services segments is approximately $2 billion. In addition, the previously announced contract awards below reflect our cautious optimism about the remainder of the year as well as our increased diversification into the offshore renewables market:
•
DeepOcean was awarded a long term frame agreement for subsea services with a major oil company involving firm work for three annual campaigns covering structural and pipeline inspection in the UK and Norwegian sectors of the North Sea;

•
CTC Marine was awarded its second significant offshore renewable energy contract in the North Sea whereby CTC Marine will load out and install powered cable and then provide the associated survey works, trenching scope, and stabilisation of the cable; and

•
CTC Marine was awarded by Norddeutsche Seekabelwerke GmbH (NSW), an offshore renewable installation, trenching and connection contract of approximately 80 infield array cables on the BARD Offshore 1 Wind Farm Project in the North Sea.

In addition to the awards above, DeepOcean was recently awarded two additional frame agreements for work in multiple years with major energy companies for inspection, maintenance, repair and survey services in the North Sea, with work commencing in 2010 and 2011.
Liquidity Outlook
At the end of the first quarter, the Company had $32 million in cash and $737 million in total debt. As previously disclosed, the Company’s forecasted cash and available credit capacity are not expected to be sufficient to meet its commitments as they come due over the next twelve months and the Company does not expect that it will be able to remain in compliance with its existing debt covenants.
The Company is pursuing measures to improve liquidity and its capital structure and is now in active discussions with various parties regarding potential transactions, including replacing its current US Credit Facility. The Company is also in active discussions regarding modifications to the existing 8.125% debentures, including, but not limited to, deferral of amortization payments. The Company may need to, or as a result of those discussions, may choose to, avail itself of the 30-day grace period with respect to the approximately $8 million interest payment due on May 15, 2010 on its 8.125% debentures. The Company’s use of the grace period would not constitute an event of default under the indenture governing the 8.125% debentures.
Conference Call Information
The Company will conduct a conference call at 8:30 a.m. ET on Friday, May 7, 2010, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (888) 417-8527, access code 2158474, in the United States or (719) 325-2432, access code 2158474, from outside the country.
A telephonic replay of the conference call will be available until May 20, 2010, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 2158474 (international calls should use (719) 457-0820, access code 2158474).
About Trico
Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. Trico Marine increased its subsea market presence through its acquisition of DeepOcean, a recognized market leader in the provision of high quality subsea services including, IMR, survey and construction support, subsea intervention and decommissioning, marine trenching and the laying and burying of subsea cable. DeepOcean controls a well equipped fleet of vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil, the Middle East and Southeast Asia.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for the Company’s future operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks (known and unknown) and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. These risks, by way of example and not in limitation, include the Company’s ability to continue as a going concern; the Company’s ability to continue to make payments when due, and to comply with its obligations under its credit facilities and its other indebtedness; the Company’s objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies; the Company’s ability to obtain adequate financing on a timely basis and on acceptable terms; projections involving revenues, operating results or cash provided from operations, or the Company’s anticipated capital expenditures or other capital projects; overall demand for and pricing of the Company’s vessels; changes in the level of oil and natural gas exploration and development; the Company’s ability to successfully or timely complete its various vessel construction projects; further reductions in capital spending budgets by customers; declines in oil and natural gas prices; projected or anticipated benefits from acquisitions; increases in operating costs; the inability to accurately predict vessel utilization levels and day rates; variations in global business and economic conditions; the results, timing, outcome or effect of pending or potential litigation and the Company’s intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith; and the Company’s ability to repatriate cash from foreign operations if and when needed. A further description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.
Contact info:
Geoff Jones
Senior Vice President, Chief Financial and Administrative Officer
(713) 780-9926

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2010	December 31, 2009

Revenues	$95,714	$150,794

Operating expenses:
Direct operating expenses	79,154	130,274
General and administrative	18,057	20,853
Depreciation and amortization	17,813	21,590
Impairments and penalities on early termination of contracts	—	122,060
Gain on sales of assets	(864)	(14,118)

Total operating expenses	114,160	280,659

Operating loss	(18,446)	(129,865)

Equity in net loss of investee	(1,824)	—
Interest expense, net of amounts capitalized	(22,354)	(18,974)
Interest income	929	823
Unrealized gain on mark-to-market of embedded derivative	5,281	18,769
Foreign exchange loss	(19,455)	(8,659)
Other income, net	180	751

Loss before income taxes	(55,689)	(137,155)

Income tax expense	22,860	22,885

Net loss	(78,549)	(160,040)

Less: Net income attributable to the noncontrolling interest	—	(102)

Net loss attributable to Trico Marine Services, Inc.	$(78,549)	$(160,142)

Earnings (loss) per common share:
Basic	$(3.80)	$(7.77)

Diluted	$(3.80)	$(7.77)

Weighted average shares outstanding:
Basic	20,691	20,613

Diluted	20,691	20,613

Balance Sheet Data:	March 31, 2010	December 31, 2009

Cash and cash equivalents	$31,965	$52,981
Total assets	1,013,628	1,076,259
Total short-term debt	61,543	52,585
Total long-term debt (including derivative liability)	676,115	687,315
Total liabilities	985,940	963,931
Total equity	27,688	112,328

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidating Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2010
			Subsea
	Towing and		Trenching and	Corporate &
	Supply	Subsea Services	Protection	Eliminations	Total

Revenues	$20,550	$56,663	$21,795	$(3,294)	$95,714

Operating expenses:
Direct operating expenses	13,736	49,050	19,662	(3,294)	79,154
General and administrative	3,490	4,744	3,016	6,807	18,057
Depreciation and amortization	3,345	9,755	4,414	299	17,813
Gain on sales of assets	(740)	(124)	—	—	(864)

Total operating expenses	19,831	63,425	27,092	3,812	114,160

Operating income (loss)	$719	$(6,762)	$(5,297)	$(7,106)	$(18,446)

Adjusted EBITDA	$3,324	$2,869	$(883)	$(6,396)	$(1,086)

	Three Months Ended December 31, 2009
			Subsea
	Towing and		Trenching and	Corporate &
	Supply	Subsea Services	Protection	Eliminations	Total

Revenues	$27,757	$70,982	$59,252	$(7,197)	$150,794

Operating expenses:
Direct operating expenses	18,608	65,311	53,551	(7,196)	130,274
General and administrative	5,462	5,020	4,589	5,782	20,853
Depreciation and amortization	5,713	10,814	4,839	224	21,590
Impairments and penalities on early termination of contracts	1,222	118,838	2,000	—	122,060
Gain on sales of assets	(14,105)	—	(13)	—	(14,118)

Total operating expenses	16,900	199,983	64,966	(1,190)	280,659

Operating income (loss)	$10,857	$(129,001)	$(5,714)	$(6,007)	$(129,865)

Adjusted EBITDA	$3,775	$651	$4,512	$(5,468)	$3,470

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Dollars in thousands, except utilization and number of vessel amounts)

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009
Average Day Rates:
Towing and Supply
North Sea Class (1)	$14,298	$16,489	$17,796
OSVs (2)	8,966	6,553	6,167

Utilization:
Subsea Services
MSVs (3)	71%	69%	91%
SPSVs/MPSVs (4)	59%	80%	71%

Subsea Trenching and Protection	51%	83%	97%

Towing and Supply
North Sea Class	94%	81%	83%
OSVs	63%	75%	61%

Average Number of Vessels:
Subsea Services
MSVs	8.0	9.7	10.0
SPSVs/MPSVs	6.0	7.0	7.5

Subsea Trenching and Protection	4.0	4.1	4.4

Towing and Supply
North Sea Class	6.0	10.1	12.0
OSVs	17.0	23.5	33.0

(1)	Anchor handling, towing and supply vessels and platform supply vessels

(2)	Offshore supply vessels

(3)	Multi-purpose service vessels

(4)	Subsea platform supply vessels/Multi-purpose platform supply vessels

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Adjusted EBITDA Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,	December 31,
	2010	2009

Adjusted EBITDA (1)	$(1,086)	$3,470
Depreciation and amortization	(17,813)	(21,591)
Impairments and penalties on early termination of contracts	—	(122,060)
Gain on sale of assets	864	14,118
Stock-based compensation	(411)	(314)
Provision for doubtful accounts	—	(3,488)

Operating loss	$(18,446)	$(129,865)

(1)	Non-GAAP Financial Measure
The Company discloses and discusses adjusted EBITDA as a non-GAAP Financial measure in its public releases, including quarterly earnings releases, investor conference calls, and other filings with the Commission. The Company defines adjusted EBITDA as operating loss before depreciation and amortization, impairments and penalties on early termination of contracts, gain on sale of assets, stock-based compensation and provision for doubtful accounts in respect of revenues earned in prior periods. In the fourth quarter of 2009, $2.2 million was provided in respect of revenues earned in prior periods. The Company’s measure of adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate adjusted EBITDA differently than the Company, which may limit its usefulness as a comparative measure.
Adjusted EBITDA is a financial metric used by management (i) to monitor and evaluate the performance of Trico’s business operations, (ii) to facilitate management’s internal comparison of the Company’s historical operating performance of its business operations, (iii) to facilitate management’s external comparisons of the results of its overall business to the historical operating performance of its competitors, (iv) to analyze and evaluate financial and strategic planning decisions regarding future operating investments and acquisitions, which may be more easily evaluated in terms of adjusted EBITDA, (v) as a key metric in the calculation of awards under the Incentive Bonus Plan and (vi) to plan and evaluate future operating budgets and determine appropriate levels of operating investments.